CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Rising Dividend Growth Fund and Capital Appreciation Fund, each a series of beneficial interest in Dividend Growth Trust and to the use of our reports dated November 4, 2005 on each of the Fund's financial statements and financial highlights. Such financial statements and financial highlights appear in each Fund's 2005 Annual Report to Shareholders incorporated by reference into the Statement of Additional Information.


                                     /s/BRIGGS, BUNTING & DOUGHERTY, LLP
                                        Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
July 10, 2006